Exhibit 10.17

DATED May 14, 2004

FREESCALE SEMICONDUCTOR UK LIMITED	(1)

and

MICHEL MAYER	(2)

CONTRACT OF EMPLOYMENT SUBJECT TO AGREEMENT

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	COMMENCEMENT	2

3	JOB TITLE/DUTIES	2

4	PLACE OF WORK	3

5	NORMAL HOURS	3

6	REMUNERATION	4

7	BUSINESS EXPENSES	4

8	PENSION SCHEME	4

9	BENEFITS	4

10	HOLIDAYS	5

11	INCAPACITY	5

12	TERMINATION	5

13	DEDUCTIONS	6

14	DATA PROTECTION	6

15	EMAIL AND INTERNET POLICY	7

16	COLLECTIVE AGREEMENTS	7

17	WORK OUTSIDE THE UK	7

18	PREVIOUS CONTRACTS AND WARRANTIES	7

19	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	7

20	MISCELLANEOUS	7

21	GOVERNING LAW AND JURISDICTION	7

i

DATE OF AGREEMENT	2004

PARTIES

(1)	FREESCALE SEMICONDUCTOR UK LIMITED whose registered office is at Colvilles Road, Kelvin Industrial Estate, East Kilbride, Strathclyde, G75 OTG

(2)	MICHEL MAYER

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and phrases shall have the following meaning:

“Company” means Freescale Semiconductor UK Limited.

“DPA” means the Data Protection Act 1998.

“ERA” means the Employment Rights Act 1996.

“Group” means the Company and its subsidiaries and any holding company of the Company and any subsidiary of such holding company (all as defined in the Companies Act 1985) and any associated company (which expression shall mean any other company of which the Company or its holding company or any subsidiary of the Company or its holding company beneficially holds not less than 20% of the equity share capital).

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

“WTR” means the Working Time Regulations 1998.

2	COMMENCEMENT

Your employment will begin on May 17, 2004 and this agreement shall, subject to earlier summary termination in accordance with the terms of this agreement, be terminated by you not giving less than one months notice in writing to the Company and by the Company giving not less than one months notice in writing to you.

3	JOB TITLE/DUTIES

3.1	You are employed by the Company to act as Chief Executive Officer and following the IPO Date (as defined in the employment agreement between you and Freescale Semiconductor, Inc., dated May 14, 2004 (the “US Agreement”)) as Chairman of Freescale Semiconductor Inc. The Company reserves the right to require you to perform such other or additional duties as the Company may reasonably determine from time to time.

3.2	You are required to be familiar with and comply with all policies and procedures of the Company from time to time existing.

3.3	You acknowledge and agree that you will at all times during your employment, including during any period of suspension or while on garden leave in accordance with clause 12.3, be subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation the duty throughout the duration of this agreement:

(a)	not to compete with the Company or any Group Company, you shall devote your entire working time to the Company or any Group Company and shall not perform any other activity whilst in the Company’s employment without the Company’s or any Group Company’s prior written agreement;

(b)	not to make preparations (during such hours as you should be providing services under this agreement) to compete with the Company or any Group Company after this agreement has terminated;

(c)	not to solicit in competition with the Company or any Group Company any customer or customers of the Company or Group Company;

(d)	not to entertain invitations to provide services in a personal capacity from customers of the Company or any Group Company where such invitations relate to services which could be provided by the Company or any Group Company;

(e)	not to offer external employment to employees of the Company or any Group Company (other than employment by the Company or any Group Company);

(f)	not to copy or memorise confidential information or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or the Group Company; and

(g)	not without the prior written consent of the Company or any Group Company engage in any form of business or employment other than your employment with the Company or any Group Company whether inside or outside your normal hours of work. In the event permission is granted for you to engage in other employment outside your normal hours of work, you are required to notify us of the hours worked each week and to discontinue it if an actual or potential conflict of interest between that activity and your work for us arises.

4	PLACE OF WORK

Your primary place of employment is Colvilles Road, Kelvin Industrial Estate, East Kilbride, Strathclyde. You may be required to work either on a temporary basis or a permanent basis at any of the Company’s or the Group’s other locations the Company may reasonably require from time to time. You may also be required to travel on Company or Group Company business and in particular you will have to travel abroad to visit the US on a regular basis in order to carry out your duties under this agreement. You will be entitled to be reimbursed for petrol and all other reasonable travelling expenses as detailed in clause 7.

5	NORMAL HOURS

You shall be required to work such hours as may from time to time reasonably be required from you and as are consistent with your appointment. You expressly acknowledge and affirm that you have control over the hours that you work and that your working time is not monitored or determined by the Company and, as such, the limit on average working time of 48 hours per week as provided for by the WTR does not apply to your appointment. For the avoidance of doubt, however, you agree that you will work in excess of an average of 48 hours per week should the Company require you to do so. If you wish to terminate your agreement to opt out of the 48 hour average limit you are required to give to the Company three months written notice of your intention to do so.

6	REMUNERATION

You will be paid in pounds Sterling the equivalent of $USD800,000 gross per annum which will be paid monthly in arrears on or before the last working day of each month. Your salary will be credited directly to your bank account.

7	BUSINESS EXPENSES

You will be reimbursed for all business expenses properly incurred by you. You must produce evidence of your expenses in the form required by the Company from time to time. The Company reserves the right to refuse to reimburse expenses for which no satisfactory evidence has been produced.

8	PENSION SCHEME

8.1	You are eligible to participate in such pension scheme as the Company may have in place from time to time.

9	BENEFITS

9.1	During this agreement you will be entitled to participate at the Company’s expense in any of the following schemes that the Company may have in place or may participate in from time to time:

(a)	Long term disability scheme;

(b)	private medical cover for your benefit and that of your wife and all dependent children under the age of 18;

(c)	life assurance scheme.

(d)	Business travel insurance.

9.2	Your membership of the schemes detailed at 9.1 above is subject to:

(a)	the rules of the above schemes from time to time (and any replacement schemes provided by the Company); and

(b)	your (and where appropriate your wife and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules.

9.3	If the scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you (or where appropriate to your wife or dependent children) the Company is not liable to provide replacement benefit of the same or similar kind or compensation in lieu of such benefit.

9.4	The Company may at its absolute discretion challenge any refusal by the scheme provider to provide benefits to you (or where appropriate to your wife or dependent children) providing:

(a)	where appropriate, you take all proper measures to appeal against the refusal in accordance with the terms of any policy provided by the scheme provider and meet (on an interim or on-account basis if so requested) all costs in connection with the same which are incurred by the Company;

(b)	you (or where appropriate your wife or dependent children) fully co-operates with the Company and discloses to it all personal information relevant to the claim and if required by the Company, attends a medical examination by a doctor selected and instructed by it;

(c)	you fully indemnify the Company against all costs, expenses and claims incurred by the Company in connection with challenging the scheme provider’s decision to refuse to provide benefits under the scheme(s).

9.5	The Company at its absolute discretion reserves the right to discontinue, vary or amend any scheme provided for the benefit of you or your family at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.

9.6	Nothing in this agreement will prevent the Company terminating your employment for whatever reason in accordance with the terms of this agreement even if such termination results in you losing any existing or prospective benefits as detailed in clause 9.1.

9.7	The Executive and the Company agree that upon termination including the expiry of this Agreement the Executive will not be entitled to receive any enhanced redundancy payment payable under any Company policy as may be in place at that time.

10	HOLIDAYS

During the term of this Agreement you will be entitled to 10 days holidays in addition to bank and public holidays.

11	INCAPACITY

You will not be entitled to any sick pay for the first 3 days of any absence due to sickness or injury. Thereafter, at the sole discretion of the Company, you will receive Company sick pay at a rate and for a period to be determined by the Company. Such sick pay will be deemed to include Statutory Sick Pay and any other related benefits you may be entitled to. After any such period during which the Company pays sick pay you will be entitled to Statutory Sick Pay only.

12	TERMINATION

12.1	The Company shall have the right to suspend you (subject to the continued payment of your salary and any benefits to which you are entitled), pending any investigation into any circumstances which may give rise to a right to the Company to terminate your employment, for such period as reasonably necessary for the purposes of that investigation.

12.2	The Company reserves the right to dismiss you without notice or payment in lieu of notice if it has reasonable grounds to believe you are guilty of gross misconduct or gross negligence or other substantial grounds justifying your immediate dismissal including any significant breach of your contractual obligations.

12.3	During any period of notice and provided the Company continues to pay your salary and all benefits to which you are contractually entitled (or to pay a sum in lieu of the value of such benefits) until the termination of your employment, you agree that the Company shall be entitled at its absolute discretion (without prejudice to clause 3.3):

(a)	to require you not to carry out your duties or to exercise your responsibilities under this agreement during the remaining period of your notice period (or any part of such period);

(b)	to require you not to attend your place of work or any other premises of the Company or any Group Company during the remaining period of your employment (or any part of such period);

(c)	to require you not to make contact with any employees, agents or customers or clients of the Company or any Group Company except as directed by the Company during the remaining period of your notice period (or any part of such period);

(d)	to require you to work from your home and/or to carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities.

12.4	The Company at its absolute discretion reserves the right to terminate your employment with immediate effect and may at any time pay you in lieu of any notice of termination or part thereof. Such payment will consist of salary only and you will have no entitlement to bonus or other benefits.

13	DEDUCTIONS

For the purposes of the ERA, you authorise the Company at any time during the continuance of this agreement and in any event on termination howsoever arising, to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, holiday pay and sick pay) all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to you, the cost of repairing any damage or loss to the Company’s property caused by you and any loss suffered by the Company as a result of any neglect or breach of duty by you.

14	DATA PROTECTION

14.1	Your personal data, including sensitive personal data, will be held by the Company in its manual and automated filing systems. You consent to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area for the purposes of; salary administration, health administration, health insurance/benefits, training and appraisal, including performance and disciplinary records, equal opportunities monitoring, any Company benefit administration, marketing of products and services to you; and for the purpose of any potential sale of over 50% of the shares of the Company or Group Company or other change of control or any potential transfer of the Executive’s employment under TUPE. Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors.

14.2	You agree that personal information relating to you may be disclosed for marketing and/or PR purposes and in connection with the performance of your duties.

14.3	You agree to use all reasonable endeavours to keep the Company informed of any changes to your personal data and to comply with the DPA.

14.4	The Company’s data protection rules and procedures are set out in SOP E-69.

15	EMAIL AND INTERNET POLICY

The Company’s email and internet policy is set out in SOP E-62 and related SOP’s.

16	COLLECTIVE AGREEMENTS

There are no collective agreements with Trade Unions that directly affect the terms and conditions of your employment.

17	WORK OUTSIDE THE UK

You may be required to work in various locations abroad. During the time that you are working abroad, your salary will be paid in accordance with clause 6. You will continue to receive the benefits set out in clause 8 and 9.

18	PREVIOUS CONTRACTS AND WARRANTIES

18.1	This agreement is in substitution for any previous contract of employment or other discussions or arrangements relating to your employment with the Company and which are deemed to have been terminated by mutual consent as from the date of this agreement.

18.2	You hereby warrant and represent to the Company that you will not, in entering into this agreement, or carrying out your duties, be in breach of any terms or conditions of employment whether express or implied or any other obligation binding upon you with any previous employer.

19	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

This agreement does not confer rights on your spouse or dependants or any third party under the Contracts (Rights of Third Parties) Act 1999.

20	MISCELLANEOUS

20.1	You must inform the Company without delay of any modification in your personal circumstances that take place or might take place after taking up employment with the Company.

20.2	Should any provisions of this Agreement be in conflict with the US Agreement it is expressly agreed that the US Agreement shall prevail.

21	GOVERNING LAW AND JURISDICTION

This agreement will be governed by and construed in accordance with the law of England and Wales.

IN WITNESS of which the parties have executed this agreement on the date set out above.

EXECUTED as a deed by the Company

which was delivered when dated, in the presence of:

Director
Signature	:
Name	:

Director/Secretary
Signature	:
Name	:

SIGNED and delivered as a deed by

Mr Michel Mayer in the presence of:

Witness

Signature	:
Name	:
Occupation	:
Address	: